Exhibit 99.1

Contact: Charity Frantz
April 16, 2020	570-724-0225
charityf@cnbankpa.com

C&N DECLARES DIVIDEND AND ANNOUNCES TIMING FOR RELEASE OF 1st QUARTER 2020

UNAUDITED FINANCIAL INFORMATION

For Immediate Release:

Wellsboro, PA – Citizens & Northern Corporation (“C&N”) (NASDAQ: CZNC) announced its most recent dividend declaration. C&N’s Board of Directors declared a regular quarterly cash dividend of $0.27 per share. The dividend is payable on May 8, 2020 to shareholders of record as of April 27, 2020. Declaration of the dividend was made at the April 16, 2020 meeting of C&N’s Board of Directors.

C&N also announced it intends to release first quarter 2020 unaudited financial information concurrently with filing its 10-Q as of and for the three-month period ended March 31, 2020, with an expected filing no later than the due date (without extension) of May 15, 2020.

Citizens & Northern Corporation is the parent company of Citizens & Northern Bank, an independent community bank providing complete financial, investment and insurance services through 27 full service offices located in Tioga, Bradford, Sullivan, Lycoming, Potter, Cameron, McKean and Bucks counties in Pennsylvania and in Canisteo and South Hornell, New York. C&N also offers commercial, residential and consumer lending services through offices in York and Warminster in Pennsylvania and Elmira, New York. C&N can be found on the worldwide web at www.cnbankpa.com. The Company’s stock is listed on the NASDAQ Capital Market under the symbol CZNC.

Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including Citizens & Northern Corporation’s statement regarding its intended timing for releasing unaudited financial information and filing its 10-Q. Citizens & Northern disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.